Exhibit 10.7

EMPLOYMENT AGREEMENT – RICHARD T. BEARD

This Employment Agreement (the “Agreement”) is made and entered into by and between People’s Utah Bancorp (the “Bancorp”) and Bank of American Fork (the “Bank”) (collectively, the “Employer”) and Richard T. Beard (“Mr. Beard” or the “Employee” or “you”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee agree as follows:

1. Employment. The Employer hires Mr. Beard as Bancorp and the Bank’s full-time Chief Executive Officer and President to perform all duties and responsibilities as may be assigned by the Employer. The relationship created under this Agreement is that of an employer and employee. Mr. Beard will report directly to the Board of Directors of Employer.

2. Term of Employment. Mr. Beard’s employment under this Agreement shall commence on January 1, 2015 (the “Effective Date”), and shall continue for an initial term of three (3) years (the “Initial Term”) unless sooner terminated in accordance with this Agreement. At the end of the Initial Term, Mr. Beard’s employment under this Agreement will automatically renew annually (the “Renewal Term”) on the same terms and conditions unless the Employer or Mr. Beard gives written notice to the other party, at least ninety (90) days prior to expiration of the Initial Term, of termination at the end of the Initial Term.

3. Duties of Employee. Except as may be authorized in writing by the Employer, Mr. Beard will devote his full employment time and attention to his duties as Chief Executive Officer and President on behalf of the Employer, and to such other duties and responsibilities as may be assigned by the Employer. Mr. Beard is an Attorney licensed to practice law in the State of Utah, but will not engage in the practice of law except as an employee of the Employer unless authorized in writing by the Employer. To maintain his license, Mr. Beard is required to satisfy certain continuing education requirements in the State of Utah. He has gone into an inactive status with the Utah Bar but may in the future go back to active status. Employer agrees to reimburse Mr. Beard for reasonable expenses incurred for education requirements, seminars, other professional activities (including dues for professional organizations), and other reasonable expenses incurred in connection with the Employer’s business and in accordance with the Employer’s policies and procedures.

4. Compensation and Benefits.

A. Base Salary and Discretionary Bonuses. Commencing on the Effective Date, Mr. Beard will receive a base salary of $374,340 per year, subject to increases annually as determined by the Bancorp’s Compensation Committee of the Board of Directors (“Compensation Committee”). In addition to such base salary, Mr. Beard may receive discretionary bonuses based upon his performance and the Employer’s profitability, as determined by the Compensation Committee.

B. Profit Sharing Retirement Plan and Other Benefits. Mr. Beard will participate in the People’s Utah Bancorp Employees’ Retirement Plan (including the 401-k Plan) and other benefits that are maintained by the Employer from time to time and made generally available to senior management employees of the Employer in accordance with policies and procedures of the Employer, such as (without limitation) life insurance, long-term disability insurance, accidental death and dismemberment insurance, medical benefits, HSA benefits, dental benefits, cafeteria plan, voluntary life insurance, equity awards, etc.

C. Vacation and Personal/Sick Leave. In addition to regularly scheduled Bank paid holidays, Mr. Beard will receive twenty (20) days of paid vacation each year, plus the normal number of paid personal/sick leave each year, subject to the Employer’s existing policies and procedures.

D. Medical and Dental Premiums. The Employer shall pay all medical and dental insurance premiums for Employee, his spouse and children under the age of 26 as per the Employer’s policy.

E. Director’s Fees. The Employee shall receive the base director fee paid by Bancorp in accordance with the policy for Board members.

5. Termination.

Your employment will terminate upon the first to occur of the following:

A. Termination by the Employer for “cause,” as reasonably determined by the Board. For purposes of this paragraph 5(A), “cause” means (i) willful engagement by you in dishonest or illegal conduct that is demonstrably injurious to the Employer; or (ii) you have been convicted of a felony. Immediately upon termination for cause, the Employer will have no further obligations to you hereunder.

B. Termination by the Employer in the event of your disability. “Disability” will be deemed to exist if you have substantially failed to perform the essential function of your duties hereunder for 180 consecutive days (notwithstanding reasonable accommodation by the Employer) for reasons of mental or physical health, or if a physician selected in good faith by the Employer examines you and advises the Employer that you will not be able to perform the essential functions of your duties hereunder for the following 180 consecutive days. If the Employer terminates your employment for Disability, you will receive the compensation and benefits due under paragraph 4 through the date of termination and the Employer will have no further obligation hereunder at that time so long as you are receiving and continue to receive payments pursuant to the disability insurance provided by the Employer as an employee benefit.

C. In the event of your death, all of the Employer’s obligations hereunder will terminate immediately. Your estate will receive compensation and benefits due under paragraph 4 through the date of death plus any additional insurance benefit provided by the Employer’s benefits plan.

D. In the event of an involuntary termination following a “Change of Control” (as defined below), you will be entitled to a severance package following the effective date of termination. The severance package will consist of (i) payment of base salary and bonus for twelve (12) months based on: the then-current monthly base salary; and bonus payment based on paragraph 4 (A), but in no event less than a minimum of 20% of the then-current annual base salary; and (ii) continuation of any health, life and disability insurance being paid by the Employer at the time of the termination or Change of Control for twelve (12) months following termination, at the Employer’s expense. For purposes of the foregoing, the term “Change of Control” means the occurrence of any one of the following: (i) Bancorp or the Bank enters into an agreement of reorganization, merger or consolidation pursuant to which the Bancorp, the Bank or a subsidiary is not the surviving corporation; (ii) Bancorp or the Bank sells substantially all its assets to a purchaser other than a subsidiary of Bancorp or the Bank; or (iii) shares of stock of Bancorp or the Bank representing in excess of 50% of the total combined voting power of all outstanding classes of stock of Bancorp or the Bank are acquired, in one transaction or a series of related transactions, by a single purchaser or group of related purchasers.

E. In the event of an involuntary termination of your employment by the Employer other than for reasons described above in paragraphs 5 (A)-(D), you will receive a severance package consisting of (i) payment of: one year’s then-current base salary; and bonus payment based on paragraph 4 (A), but in no event less than a minimum of 20% of the then-current annual base salary; and (ii) continuation of any health, life and disability insurance being paid by the Employer at the time of the termination for one year following termination, at the Employer’s expense.

6. Employer’s Policies and Procedures. To the extent not inconsistent with the terms and conditions of this Agreement, Mr. Beard’s employment with the Employer shall be subject to and governed by the Employer’s standard policies and procedures. In the event of any inconsistency, the terms and conditions of this Agreement shall govern.

7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each party’s respective heirs, beneficiaries, successors and assigns. Mr. Beard may not assign his duties and obligations under this Agreement.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

9. Integrated Agreement/Subsequent Amendment. This Agreement constitutes the entire agreement between the Employer and the Employee with respect to Mr. Beard’s employment with the Employer, and may not be altered or amended except by written agreement signed by the Employer and Mr. Beard. All prior and contemporaneous agreements, arrangements, and understandings between the parties as to the subject matter of this Agreement are rescinded.

DATED: January 1, 2015

People’s Utah Bancorp

By:	/s/ Paul R. Gunther
Paul R. Gunther, Chairman

/s/ Richard T. Beard
Richard T. Beard, Individually